UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2023

PERIMETER SOLUTIONS, SA
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	001-41027	98-1632942
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
12E rue Guillaume Kroll, L-1882 Luxembourg
Grand Duchy of Luxembourg
352 2668 62-1
(Address of principal executive offices, including zip code)
(314) 396-7343
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $1.00 per share	PRM	New York Stock Exchange
Warrants for Ordinary Shares	PRMFF	OTC Markets Group Inc.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b), (c), (e)
On March 8, 2023, Perimeter Solutions, SA (the “Company”) announced the appointment of Haitham Khouri to serve as the Chief Executive Officer of the Company effective immediately. Mr. Khouri succeeds Edward Goldberg, who transitioned to the role of Vice Chairman of the Company effective immediately.
Mr. Khouri, 42, has served as a member of the Company’s board of directors (“Board”) since June 2021, as Chairman of the Executive Committee of the Board since December 2021 and served as Vice Chairman of the Company from December 2021 until his appointment as Chief Executive Officer. Prior to joining the Company, Mr. Khouri was a Senior Analyst at Hound Partners from 2009 to 2018, was a private equity Associate at Oak Hill Capital Partners from 2005 and 2007 and between 2003 and 2005, Mr. Khouri was an investment banking analyst at Deutsche Bank. Mr. Khouri began his career in 2002 as an Analyst at JP Morgan. Mr. Khouri holds a BA in Economics from Cornell University and an MBA with Distinction from Harvard Business School.
In connection with his appointment as Chief Executive Officer, Mr. Khouri and the Company entered into an Employment Agreement, dated March 8, 2023 (the “ Khouri Employment Agreement”), which amends and restates his existing employment agreement. Pursuant to the Khouri Employment Agreement, Mr. Khouri will be entitled to (i) an annual base salary of $525,000, (ii) a target bonus opportunity of 100% of Mr. Khouri’s annual base salary and (iii) a grant of stock options to purchase 2,000,000 ordinary shares of the Company with an exercise price per share equal to the closing price per ordinary share on the grant date. The options will vest ratably over the next five years on each anniversary of the grant, subject to the achievement of certain performance conditions and Mr. Khouri’s continuous service through each vesting date.
There are no arrangements or understandings between Mr. Khouri and any other persons pursuant to which Mr. Khouri was selected as an executive officer of the Company. There are no family relationships between Mr. Khouri and any director or executive officer of the Company.
The Company is a party to certain transactions in which Mr. Khouri has a direct or indirect material interest and in which the amounts involved exceed $120,000. The Company is party to an advisory services agreement with EverArc Founders LLC (“EverArc Founders”), pursuant to which EverArc Founders provides services to the Company, including strategic and capital allocation advice, in exchange for variable and fixed annual advisory fees. EverArc Founders is owned and operated by five members, including Mr. Khouri.
In connection with his appointment as Vice Chairman, Mr. Goldberg, 60, and the Company entered into an amendment, dated March 8, 2023, to Mr. Goldberg’s employment agreement dated October 21, 2021 (the “Goldberg Amendment”) amending his existing employment agreement to reflect Mr. Goldberg’s updated title and responsibilities, which include advising the Company on strategic matters relating to the fire safety business, and fostering relationships with key customers, governmental agencies, industry associations and trade groups and other constituencies important to the Company. Mr. Goldberg’s compensation will not change except with respect to his options as described below. Additionally, Mr. Goldberg and the Company entered into an amendment to Mr. Goldberg’s option agreement with respect to the options granted to Mr. Goldberg effective November 8, 2021 to amend the performance terms and conditions of the outstanding 5-Year Options granted thereunder so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 will remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options eligible to vest in such fiscal years based on the achievement of certain performance goals to be established by the Compensation Committee of the Board related to the Mr. Goldberg’s position and duties as Vice Chairman.
There are no arrangements or understandings between Mr. Goldberg and any other persons pursuant to which Mr. Goldberg was selected as an executive officer of the Company. There are no family relationships between Mr. Goldberg and any director or executive officer of the Company and Mr. Goldberg does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.
The foregoing descriptions of the Khouri Employment Agreement and Goldberg Amendment are not complete and are subject to and qualified in their entirety by the terms of the Khouri Employment Agreement and Goldberg Amendment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 8.01     Other Events
On March 9, 2023, the Company issued a press release announcing the appointment of Mr. Khouri as the Company’s Chief Executive Officer and Mr. Goldberg as the Company’s Vice Chairman. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 9, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perimeter Solutions, SA

Date: March 9, 2023	By:	/s/ Charles Kropp
Charles Kropp
Chief Financial Officer